EXHIBIT 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Executive Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

SECOND QUARTER 2011 RECORD RESULTS
REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut.  July 20, 2011.  Amphenol Corporation (NYSE-APH) reported today second quarter 2011 diluted earnings per share of $.85 compared to $.74 per share for the comparable 2010 period. Such per share amount for the 2011 quarter includes an $18 million ($11 million after tax), or $.06 per share gain related to the adjustment of a contingent purchase price obligation for a 2010 acquisition.  Such per share amount for the 2010 quarter included a $10 million, or $.06 per share, net tax benefit relating to a reduction in international tax expense due primarily to the favorable settlement of certain tax positions and the completion of prior year audits.  Excluding these effects, diluted earnings per share were a record $.79 for the quarter ended June 30, 2011 compared to $.68 for the 2010 period.  Sales for the second quarter 2011 were a record $1,018 million compared to $885 million for the 2010 period.  Currency translation had the effect of increasing sales by approximately $29 million in the second quarter 2011 compared to the 2010 period.

For the six months ended June 30, 2011, diluted earnings per share were $1.57 compared to $1.30 for the 2010 period.  Sales for the six months ended June 30, 2011 were $1,958 million compared to $1,656 million for the 2010 period.  Currency translation had the effect of increasing sales by approximately $35 million for the six month 2011 period compared to the 2010 period.

Amphenol President and Chief Executive Officer R. Adam Norwitt stated “The second quarter results established a new record of performance for Amphenol with sales of $1,018 million and EPS of $.79 (excluding one-time items).  We are especially excited that we achieved a significant new milestone for the Company with quarterly sales in excess of $1 billion. Sales growth of 15% over last year was driven by strength across most of our served markets, led by Mobile Devices, Industrial and Automotive. We continue to perform well in a dynamic electronics market due to our leading technology, broad and increasing positions with our customers across all of our diverse markets, worldwide presence and lean cost structure.  In addition, despite what continues to be an extremely challenging cost environment, our entrepreneurial management team executed well in the quarter, achieving industry leading operating margins of 19.4%, net income margins of 13.4% (both excluding one-time items) and operating cash flow of $105 million.”

“Our ongoing strategy of market and geographic diversification combined with a steadfast commitment to developing enabling technologies for our customers in all markets, both through organic product development and through our acquisition program, continues to expand the Company’s opportunities for growth.  In addition, the Company continues to deploy its financial strength in a variety of ways to increase shareholder value including, in this quarter, the purchase of 3 million shares of the Company’s stock pursuant to our new stock repurchase plan announced in January.”

“Based on constant currency exchange rates, we expect third quarter 2011 revenues in the range of $1 billion to $1.015 billion and EPS in the range of $.77 to $.79.  For the full year 2011, we expect to achieve revenues and EPS in the range of $3.975 billion to $4.005 billion and $3.13 to $3.17 as reported ($3.07 to $3.11 excluding one-time items), respectively, an increase of 12% to 13% and 14% to 15% over 2010 revenues and EPS (excluding one-time items), respectively.  We continue to be extremely excited about the future.  The accelerating proliferation of new electronics in all of our end markets presents a unique expansion opportunity for Amphenol.  Our ongoing actions to enhance our competitive advantages and build sustained financial strength have created a solid base for future performance.  I am confident in the ability of our outstanding management team to dynamically adjust to the constantly changing market environment, to continue to generate strong profitability and to further capitalize on opportunities to expand our market position.”

The Company will host a conference call to discuss its second quarter results at 1:00 PM (ET) July 20, 2011.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number is 517-623-4547; Passcode: Reardon.  There will be a replay available until 11:00 P.M. (ET) on Friday, July 22, 2011.  The replay numbers are as follows:  toll free dial-in number is 800-284-7027 and international dial-in number is 402-220-9738; Passcode: 5137.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/investors/webcasts.php.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe, Asia and Africa and sold by a worldwide sales and marketing organization.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including: Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to [Part I, Item 1A] of the Company’s Form 10-K for the year ended December 31, 2010, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net Sales	$1,017,738	$884,798	$1,958,323	$1,655,752

Cost of sales	696,516	595,499	1,332,977	1,117,261

Gross profit	321,222	289,299	625,346	538,491

Change in contingent acquisition related obligations	(17,813)	—	(17,813)	—

Selling, general and administrative expense	124,161	113,674	242,200	217,822

Operating income	214,874	175,625	400,959	320,669

Interest expense	(11,371)	(9,968)	(21,387)	(19,981)
Other income (expenses), net	2,130	764	3,834	1,223

Income before income taxes	205,633	166,421	383,406	301,911

Provision for income taxes	(56,739)	(35,412)	(105,627)	(70,764)

Net income	148,894	131,009	277,779	231,147
Less: Net income attributable to noncontrolling interests	(1,143)	(1,338)	(2,070)	(3,123)

Net income attributable to Amphenol Corporation	$147,751	$129,671	$275,709	$228,024

Net income per common share - Basic	$0.86	$0.75	$1.59	$1.32

Weighted average common shares outstanding - Basic	171,194,474	173,519,882	173,170,408	173,393,698

Net income per common share - Diluted (1) (2)	$0.85	$0.74	$1.57	$1.30

Weighted average common shares outstanding - Diluted	173,592,458	175,885,465	175,707,345	175,731,091

Dividends declared per common share	$0.015	$0.015	$0.030	$0.030

Note 1    Earnings per share for the 2011 quarter includes a $17.8 million ($11.2 million after tax), or $.06 per share, gain related to the adjustment of a contingent purchase price obligation for a 2010 acquisition.  Excluding this effect, diluted earnings per share was $.79 for the quarter ended June 30, 2011.

Note 2    Earnings per share for the 2010 quarter includes a $10 million, or $.06 per share, net tax benefit relating to a reduction in international tax expense due primarily to the favorable settlement of certain tax positions and the completion of prior year audits.  Excluding this effect, diluted earnings per share was $.68 for the quarter ended June 30, 2010.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in thousands)

	June 30,	December 31,
	2011	2010
ASSETS

Current Assets:
Cash and cash equivalents	$611,208	$525,888
Short-term investments	85,347	98,341
Total cash, cash equivalents and short-term investments	696,555	624,229
Accounts receivable, less allowance for doubtful accounts of $13,188 and $14,946, respectively	793,418	718,545
Inventories, net	642,273	549,169
Other current assets	114,434	100,187

Total current assets	2,246,680	1,992,130

Land and depreciable assets, less accumulated depreciation of $668,621 and $611,008, respectively	379,731	366,996
Goodwill	1,576,987	1,533,299
Other long-term assets	119,337	123,432

	$4,322,735	$4,015,857

LIABILITIES & EQUITY

Current Liabilities:
Accounts payable	$426,184	$384,963
Accrued salaries, wages and employee benefits	74,463	75,183
Accrued income taxes	69,581	65,311
Accrued acquisition-related obligations	—	39,615
Other accrued expenses	77,822	89,566
Short-term debt	328	352

Total current liabilities	648,378	654,990

Long-term debt	1,157,589	799,640
Accrued pension and post employment benefit obligations	171,613	176,636
Other long-term liabilities	35,751	41,876

Equity:
Common stock	170	176
Additional paid-in capital	168,661	144,855
Accumulated earnings	2,170,142	2,260,581
Accumulated other comprehensive loss	(42,521)	(84,757)

Total shareholders’ equity attributable to Amphenol Corporation	2,296,452	2,320,855

Noncontrolling interests	12,952	21,860

Total equity	2,309,404	2,342,715

	$4,322,735	$4,015,857

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Six months ended
	June 30,
	2011	2010

Cash flow from operating activities:
Net income	$277,779	$231,147
Adjustments for cash flow from operating activities:
Depreciation and amortization	57,208	49,493
Net change in receivables sold under Receivables Securitization Facility	—	(82,000	)(1)
Stock-based compensation expense	13,381	11,615
Change in contingent acquisition related obligations	(17,813)	—
Excess tax benefits from stock-based payment arrangements	(5,493)	(1,333)
Net change in components of working capital	(115,869)	(77,315)
Net change in other long-term assets and liabilities	3,154	4,264

Cash flow provided by operating activities	212,347	135,871

Cash flow from investing activities:
Additions to property, plant and equipment	(45,780)	(43,086)
Purchases of short-term investments	(69,330)	(87,050)
Sales and maturities of short-term investments	82,324	42,459
Acquisitions, net of cash acquired	(51,889)	(13,624)

Cash flow used in investing activities	(84,675)	(101,301)

Cash flow from financing activities:
Borrowings under credit facilities	489,200	102,582	(1)
Repayments under credit facilities	(136,821)	(73,800)
Payment of fees and expenses related to debt financing	(2,105)	—
Proceeds from exercise of stock options	21,451	7,397
Excess tax benefits from stock-based payment arrangements	5,493	1,333
Payment of contingent acquisition related obligations	(40,000)	—
Payments to shareholders of noncontrolling interests	(27,122)	(2,421)
Purchase and retirement of treasury stock	(360,998)	—
Dividend payments	(5,241)	(5,197)

Cash flow (used in) provided by financing activities	(56,143)	29,894

Effect of exchange rate changes on cash and cash equivalents	13,791	(12,400)

Net change in cash and cash equivalents	85,320	52,064
Cash and cash equivalents balance, beginning of period	525,888	384,613

Cash and cash equivalents balance, end of period	$611,208	$436,677

NOTE 1

The Company has a $100 million receivables securitization program. In accordance with previous accounting guidance, this facility was accounted for off balance sheet as a sale of receivables. Effective January 1, 2010, the Company adopted the amendments to the Transfers and Servicing and Consolidation Topics of the Accounting Standards Codification. As a result of the adoption transfers of receivables occurring on or after January 1, 2010 are reflected as debt issued in the Company’s Condensed Consolidated Statements of Cash Flow (resulting in a reduction of cash flows provided by operating activities of $82,000 for the six months ended June 30, 2010).

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010

Trade Sales:
Interconnect Products	$943,752	$817,146	$1,821,268	$1,520,744
Cable Products	73,986	67,652	137,055	135,008
Consolidated	$1,017,738	$884,798	$1,958,323	$1,655,752

Operating income:
Interconnect Products	$203,380	$181,820	$397,492	$330,482
Cable Products	9,500	9,120	16,959	19,163
Stock-based compensation expense	(7,061)	(6,172)	(13,381)	(11,615)
Change in contingent acquisition related obligations	17,813	—	17,813	—
Other operating expenses	(8,758)	(9,143)	(17,924)	(17,361)
Consolidated	$214,874	$175,625	$400,959	$320,669

ROS%:
Interconnect Products	21.6%	22.3%	21.8%	21.7%
Cable Products	12.8%	13.5%	12.4%	14.2%
Corporate - stock-based compensation	-0.7%	-0.7%	-0.7%	-0.7%
Change in contingent acquisition related obligations	1.7%	0.0%	0.9%	0.0%
Corporate - all other	-0.9%	-1.0%	-0.9%	-1.0%

Consolidated	21.1%	19.8%	20.5%	19.4%